Exhibit 8

Stephen R. Brown	Alan F. McCormick
Gary B. Chumrau	Charles E. McNeil
Randall J. Colbert	Emma L. Mediak
Justin K. Cole	Mark S. Munro
Jason M. Collins	Robert L. Nowels
Jared S. Dahle	J. Andrew Person
Kathleen L. DeSoto	Robert J. Phillips
Scott W. Farago	Anita Harper Poe
Candace C. Fetscher	Larry E. Riley
Leah T. Handelman	Robert E. Sheridan
Elizabeth L. Hausbeck	Brian J. Smith
Katelyn J. Hepburn	Jeffrey B. Smith
Isaac M. Kantor	Peter J. Stokstad
Tessa A. Keller	Christopher B. Swartley
Bradley J. Luck	William T. Wagner
Robert C. Lukes	L. Michael Wilson
Kathryn S. Mahe

November 15, 2017

Randall M. Chesler, President and CEO

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell, MT 59901-2679

RE:	Tax Opinion

Ladies and Gentlemen:

We have acted as special tax counsel to Glacier Bancorp, Inc., a Montana corporation (“GBCI”), in connection with the proposed merger of Intermountain Bancorp., Inc. (“IMB”), a Montana corporation, with and into GBCI; and the simultaneous merger of First Security Bank (“Bank”), a Montana state chartered bank, duly organized and validly existing under the laws of the State of Montana and a wholly-owned subsidiary of IMB, with and into Glacier Bank (“Glacier Bank”), a Montana state-chartered bank and wholly owned subsidiary of GBCI (collectively, the “Mergers”), pursuant to the Plan and Agreement of Merger (the “Agreement”), dated as of October 26, 2017, by and among GBCI, IMB, Bank and Glacier Bank. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Bank Merger Agreement. At your request, and in connection with the filing of the Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof), the Merger Agreement between the Bank and Glacier Bank, dated as of October 26, 2017, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Bank is a wholly-owned subsidiary of IMB and Glacier Bank is a wholly owned subsidiary of GBCI, (iii) if the Per Share Stock Consideration is adjusted pursuant to Section 7.2.2 or Section 7.3.2 of the Agreement, the value of Per Share Stock Consideration received by IMB shareholders in the exchange (as adjusted and measured as of the Effective Time), will be at least forty percent (40%) of the Total Consideration Value Per Share received by IMB shareholders, (iv) IMB is a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, and the Bank is a

AProfessional Limited Liability Partnership  |  Attorneys at Law Since 1870

RE: Tax Opinion

November 15, 2017

“qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code, (v) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (vi) the factual statements and representations made by GBCI in the officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (vii) any such statements and representations made in the Officer’s Certificates “to the knowledge of” or “in the belief of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (viii) GBCI and IMB and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinions set forth below. If any of the above described assumptions are untrue for any reason, or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Mergers will qualify as one or more “reorganizations” within the meaning of Section 368(a) of the Code.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform GBCI or IMB of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

GARLINGTON, LOHN & ROBINSON, PLLP

Mark S. Munro
Email: msmunro@garlington.com

MSM:cld